Exhibit 99.1

MARTEN TRANSPORT ANNOUNCES QUARTERLY DIVIDEND AND AN INCREASE IN SHARE REPURCHASE PROGRAM

MONDOVI, Wis., May 04, 2022 (GLOBE NEWSWIRE) -- - Marten Transport, Ltd. (Nasdaq/GS:MRTN) announced today that its Board of Directors has declared a regular quarterly cash dividend of $0.06 per share of common stock, and has also approved an increase from current availability in Marten’s share repurchase program to $50 million, or approximately 3.1 million shares, of its common stock. Marten repurchased and retired 1.3 million shares of its common stock for $25 million during the first quarter of 2022.

The dividend will be payable on June 30, 2022 to stockholders of record at the close of business on June 16, 2022. This is Marten’s 48th consecutive quarterly cash dividend. With the payment of this dividend, Marten will have paid a total of $202.9 million in cash dividends, including special dividends totaling $134.9 million in 2021, 2020, 2019 and 2012, since the dividend program was implemented in the third quarter of 2010.

The repurchase program is intended to be implemented through purchases made in either the open market or through private transactions, in accordance with Securities and Exchange Commission requirements. The timing and extent to which the Company repurchases its shares depends on market conditions and other corporate considerations. The repurchase program does not have an expiration date and may be suspended, modified or discontinued at any time. The Company has no obligation to repurchase any amount of its common stock under the program.

Marten Transport, with headquarters in Mondovi, Wis., is a multifaceted business offering a network of refrigerated and dry truck-based transportation capabilities across the Company’s five distinct business platforms – Truckload, Dedicated, Intermodal, Brokerage and MRTN de Mexico. Marten is one of the leading temperature-sensitive truckload carriers in the United States, specializing in transporting and distributing food, beverages and other consumer packaged goods that require a temperature-controlled or insulated environment. The Company offers service in the United States, Mexico and Canada, concentrating on expedited movements for high-volume customers. Marten’s common stock is traded on the Nasdaq Global Select Market under the symbol MRTN.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including Marten’s current expectations concerning future payment of dividends and the share repurchase program. These statements by their nature involve substantial risks and uncertainties, and actual results may differ materially from those expressed in such forward-looking statements. Important factors known to Marten that could cause actual results to differ materially from those discussed in the forward-looking statements are discussed in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021. Marten undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACTS: Tim Kohl, Chief Executive

Officer, and Jim Hinnendael, Executive Vice

President and Chief Financial Officer,

of Marten Transport, Ltd., 715-926-4216.